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                                                                    Exhibit 99.1

Wind River Systems Inc. Announces Proposed Private Placement of Convertible Subordinated Notes


ALAMEDA, Calif. July 17/PR Newswire/ -- Wind River Systems Inc. (NASDAQ/NMS:WIND) announced today that it intends, subject to market and other conditions, to raise $100 million (excluding the proceeds of the over-allotment option, if any) through a private placement of convertible subordinated notes to qualified institutional investors in the United States and internationally.

The notes are expected to be listed on the PORTAL Market and the Luxembourg Stock Exchange.

The company stated that the proceeds of the offering are for general corporate purposes, including working capital, and potentially to acquire complementary businesses, products or technologies, real estate, related capital equipment and enterprise software licenses.

It is contemplated that the notes will be convertible into shares of the company's common stock and will have a five-year term. No other terms were disclosed.

The securities to be offered will not be registered under the United States Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

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